Exhibit 99.1

TMS International Corp. Announces Proposed Offering of

Senior Notes by Crystal Merger Sub, Inc.

PITTSBURGH, PA, September 30, 2013 — TMS International Corp. (NYSE: TMS) (“TMS”) announced that Crystal Merger Sub, Inc. (“Merger Sub”), an entity formed by family business interests of Thomas J. Pritzker and Gigi Pritzker (the “Investors”), as advised by The Pritzker Organization, L.L.C., intends, subject to market conditions, to offer $300 million in aggregate principal amount of senior notes due 2021 (the “notes”). The notes are being issued to provide a portion of the financing for the previously announced merger of Merger Sub with and into TMS, with TMS surviving the merger (the “Acquisition”).

Merger Sub and the Investors expect that the net proceeds of the offering will be used to finance a portion of the cash consideration for the Acquisition. Upon consummation of the Acquisition, Merger Sub will be merged with and into TMS, and TMS will assume all of the obligations of Merger Sub under the notes and certain of TMS’s existing and future direct and indirect wholly owned domestic restricted subsidiaries will guarantee the notes.

The notes and the related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain “forward-looking statements” (as such term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to future events of TMS. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “could,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. A number of important factors could cause actual events or results to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the Acquisition and the note offering; the results and impact of the announcement of the Acquisition and the note offering; the timing for satisfying the conditions to the completion of the Acquisition and the note offering; the parties’ ability to meet expectations regarding the timing and completion of the Acquisition and the note offering; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or the failure of the note offering; and other factors described in the most recent Annual Report on

Form 10-K of TMS and elsewhere in TMS’ filings with the Securities and Exchange Commission. You should not place undue reliance on any of these forward looking statements. Any forward-looking statement speaks only as of the date on which it is made, and except as required by law, TMS undertakes no obligation to update any such statement to reflect new information, or the occurrence of future events or changes in circumstances.

Contact: Jim Leonard

(412) 267-5226

2